  EXHIBIT 99.1

NEWS RELEASE – For Immediate Distribution

Body and Mind Inc. (“BAM”) Obtains Ownership Interest in Ohio Medical Cannabis Production License

VANCOUVER, B.C., CANADA (September 19, 2018) – Body and Mind Inc. (CSE: BAMM, US OTC: BMMJ), (the “Company” or “BAM”) is pleased to announce the Company and its strategic in-state investment partners received notification that the State of Ohio awarded a medical cannabis production license to NMG, Ohio LLC ("NMG Ohio", "Applicant"). The Company's subsidiary, Nevada Medical Group LLC ("NMG") currently maintains a 30% ownership interest in NMG Ohio.

On June 7, 2018, the Company announced NMG Ohio was also awarded a medical cannabis dispensary license. Together, these recently awarded production and dispensary licenses in Ohio advance the Company’s vision towards vertically integrated operations in Nevada and Ohio.

Ohio Medical Cannabis Dispensary and Production License Highlights:

•	NMG Ohio obtained 1 of only 12 Ohio medical cannabis production licenses awarded to date. Ohio has a population of approximately 11.5 Million.

•	NMG Ohio obtained 1 of only 56 Ohio medical cannabis dispensary licenses awarded to date. Development for the dispensary in Elyria, Lorain County has commenced.

•	NMG is currently in negotiations with other members of NMG Ohio to increase its ownership interest, however, there can be no guarantee that the NMG will be successful in increasing its ownership in NMG Ohio above 30%.

•	Location of production license is in the city of Huron, Erie County, Ohio, approximately 27 miles from the dispensary license in Elyria, Lorain County, Ohio.

•	To date, less than five cultivation operations in Ohio have been awarded production licenses creating a significant opportunity for partnerships with cultivators.

•	Ohio production facility will be replicated using NMG’s operational history and experience.

•	NMG anticipates executing management agreements to operate the NMG Ohio production and dispensary facilities.

•	State of Ohio received 104 medical cannabis production license applications.

•	First-mover position in Ohio provides the Company with the ability to expediently expand its premium Body and Mind brand and products to an additional state.

•	Body and Mind branded products including cannabis-infused edibles, creams, vape pens, cartridges and other non smokable medical delivery offerings are anticipated to be sold through local dispensaries.

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Robert Hasman, Director of BAM, stated "The combination of production and retail operations advances our strategy for vertical integration in Ohio. Through successful low cost application processes we have grown the company into new markets while retaining a tight share structure. Our group is actively pursuing opportunities with cultivation licensees to bring Body and Mind cultivation experience and best practices for a fully vertically integrated opportunity. We are very pleased with our group being awarded one of the limited production licenses in Ohio which confirms the skill and commitment of our team.”

The Ohio medical marijuana program provides access to medical cannabis products such as edibles, oils, patches and vaporizers to authorized and approved patients having one or more of 21 medical conditions. Medical marijuana patients and their caregivers will be required to register with the Ohio Board of Pharmacy to receive patient identification cards necessary to buy medical marijuana from licensed dispensaries. Patients and their caregivers will be allowed to possess up to a 90-day supply.

In addition to the license award described herein, the Company has applied for and was previously denied an application for a cultivation license in Ohio. The Company is currently assessing whether to appeal the Ohio cultivation license application which was previously denied. A number of unsuccessful Ohio cultivation license applicants have appealed the decision based on a perceived flawed scoring system by the State regulator in determining the award of cultivation licenses. There can be no assurances that the Company will be successful regarding any potential appeal.

Neither the Canadian Securities Exchange nor its Regulation Services Provider (as that term is defined in the policies of the Canadian Securities Exchange) accepts responsibility for the adequacy or accuracy of this release.

For further information regarding Body and Mind Inc. please contact:

Michael Mills
778-389-0007

mmills@bammarijuana.com

About Body and Mind

Body and Mind is a publicly traded company investing in high quality medical and recreational cannabis cultivation and production and retail. Our wholly owned Nevada subsidiary was awarded one of the first medical marijuana cultivation licences and holds cultivation and production licenses. Body and Mind products include dried flower, edibles, topicals, extracts as well as GPEN Gio cartridges. Body and Mind marijuana strains have won numerous awards including the Las Vegas Hempfest Cup 2016, High Times Top Ten, the NorCal Secret Cup and the Emerald Cup. Body and Mind continues to expand operations in Nevada and Ohio and is constantly reviewing accretive expansion opportunities.

For more information please visit our web site at www.bammarijuana.com

Notice regarding Forward Looking Statements: This news release contains forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. Since forward-looking statement address future events and conditions, by their very nature they involve inherent risks and uncertainties. These statements speak only as of the date of this news release. Actual results could differ materially from those currently anticipated due to a number of factors and risks including the inability of the Company to obtain shareholder and exchange approval, or to raise additional equity as well as the various risk factors discussed in the Company's disclosure documents, which can be found under the Company's profile on www.sedar.com. Body and Mind Inc. undertakes no obligation to update publicly or revise any forward looking information, whether as a result of new information, future events or otherwise, except as required by law or the Canadian Securities Exchange. We seek safe harbour.

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